Exhibit 10.21

Pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, certain information, exhibits, and schedules herein have been omitted because each are both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted information, schedules, and exhibits to the Securities and Exchange Commission upon its request.

Proposal for Edison Oncology Holding Corp

STA Project ID: EOHC-20220420

Attention to:	Jeffrey Bacha [Address] Edison Oncology Holding Corp

From:	STA Pharmaceutical Hong Kong Limited

Project Manager:	[***]
Business Contact:	[***]
Commercial Operations Contact:	[***]

Dated Issued:	2022-05-25
Valid to:	2022-06-24
Version:	2.0

The information in this quote and the other information that we provide to you in connection with this quotation process is confidential information of STA and is being provided to you on the condition that you will maintain its confidentiality. You may not disclose it to other parties or use it for other purposes. Similarly, we will maintain the confidentiality of the confidential information that you disclose to us in connection with this quotation.

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1. Quotation

Project Description:
Process Development and Manufacture of [***]
Compound Information:
WUXI COMPOUND ID	Customer ID	Structure
[***]	[***]	[***]

Break Down of Price & Lead Time
Order Qty (kg)	[***]
cGMP Required	Y
Price	Cost (USD)
Process Development	[***]
Analytical Support	[***]
Safety Evaluation	[***]
Polymorph screening and selection	[***]
Raw Materials	[***]
Production	[***]
Release Testing	[***]
Campaign Report	[***]
Stability Study	[***]
Total Price	[***]
Total Price after discount	[***]
Lead Time
Process Development	[***]
Analytical Support	[***]
Safety Evaluation	[***]
Polymorph screening and selection	[***]
Raw Materials	[***]
Production	[***]
Release Testing	[***]
Campaign Report	[***]
Stability Study	[***]

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Total Lead Time (Excluding Stability Study and Campaign Report)	[***]

Note:

1. The cost estimation is based on the process described in patent [***].

2. During the process development, impurities will be evaluated by LC-MS and reaction mechanism. If a specified impurity is requested through discussions with client to be separated by Prep-HPLC and elucidate the structure, the corresponding cost will be covered by change order.

3. No PGI (potential genotoxic impurity) method development and validation are included in the proposal. Per client request, change order will be generated to cover the extra cost as PGI method development and validation.

4. The polymorph screen is listed as an optional and the lead time is 6 weeks. We suggest the client to conduct this work to seek the most desired form if it is required by drug development. If needed, Edison Oncology will provide [***] API for this study and the cost will be covered by change order. If no polymorph screening will be performed, it is assumed the polymorph of final API will not be controlled. The corresponding analysis item (XRPD, DSC, TGA, et al.), if needed, can only be set as report result.

Crystal Form Study*:

Crystal Form Study includes Polymorph Screening and SelectionX1

Payment and Other Terms:

Payment: STA will issue invoices based on the payment schedule listed below. All invoices must be paid within 30 days of invoice date. All payments must be made in US Dollars ($) by wire transfer to the designated account.

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1. [***] of the total price (excluding the stability study) will be billed upon execution of work order/PO.

2. [***], will be billed upon the delivery of the compound or will be billed within two weeks of final compound release testing, even if the product will be stored in STA following clients instruction.

3. [***], will be billed upon the submission of campaign report.

4. [***], i.e. the cost of optional item(s), will be billed if is performed.

5. [***], i.e. the stability study cost, will be billed based on the payment schedule below. GMP-Stability Study

Time Point (M)	Setup*	6M	9M	12M	18M	24M	36M
Price USD	[***]	[***]	[***]	[***]	[***]	[***]	[***]
Price After Discount USD	[***]	[***]	[***]	[***]	[***]	[***]	[***]
*Covers the cost from set up to 3M, and also including consumables (if applicable).

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Shipping:All materials to be provided by STA to Client will be delivered FCA (Shanghai) (Incoterms 2010), materials to be provided by Client to Provider will be delivered DDP (site designated by Provider) (Incoterms 2010).

Bank information: [***]

Please note that the name of our bank account is STA Pharmaceutical Hong Kong Limited, please do not wire any fund to any account besides of this. All the STA invoices will only come from our official email domain, which is @wuxiapptec.com, and please be vigilant on emails which come from similar, but not our business domain.

If you accept this quotation please sign and return this document via email (contact information above). Your signature further constitutes acceptance of the price, schedules, payment terms and other terms and conditions set out or referred to in this quotation

Edison Oncology Holding Corp		STA Pharmaceutical Hong Kong Limited

By:		By:
Name:	Jeffrey Bacha	Name:
Title:	chief executive officer	Title:

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2.	Objectives

The objectives of the project include:

(1)	Develop a process suitable for manufacture of [***].

(2) Develop (or Transfer) in-process and final product release analytical methods to support the process development and manufacturing campaign.

(3)	Conduct process safety assessment.

(4)	Identify a suitable polymorph for downstream development

(5)	Manufacture [***] under GMP conditions.

3.	Deliverables

The deliverables of the project are:

(1)	[***]

(2) Weekly progress report summarizing experiments results and providing details of data gathered/interpretations, prioritization of next steps and TC reviewing progress towards objectives.

(3)	TSE/BSE statement(s) and COA(s).

(4)	Salt and polymorph report (optional).

(5)	Development/campaign report.

4.	Critical Assumptions and Project Scope

4.1	Synthetic Scheme [***]

4.2	Critical Assumptions

4.2.1	Process Assumptions

This proposal is based on the patent [***] and generated based on the following assumptions:

(1) The synthesis route shown above will be followed. STA will focus on the issues of scalability and safety.

4.2.2	Raw Material Assumptions

4.2 Critical Assumptions

4.2.1 Process Assumptions

This proposal is based on the patent [***] and generated based on the following assumptions:

(1) The synthesis route shown above will be followed. STA will focus on the issues of scalability and safety.

4.2.2 Raw Material Assumptions

(1) WuXi STA will be responsible for sourcing all raw materials

(2) [***]

4.2.3	Manufacture Assumptions

(1)	We will conduct manufacturing under GMP conditions at STA pilot site

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4.2.4	Analytical Assumptions

(1) Project specific materials such as HPLC columns, reference materials, test kits, special testing reagents, etc. may be charged to Client at STAs invoice price. If such materials and analytical columns are available at STA, no additional charge will be incurred.

(2) GTI in-silico evaluation: STA have the ability of GTI in-silico evaluation. If client need to do the assessment, a change order will be issued to cover the cost

(3) For any PGI’s, if needed, STA has the capacity to develop the analytical methods and the cost will be charged as a scope change

4.3	Project Scope

4.3.1	Process R&D

This proposal is based on the procedure described in patent [***]. This procedure need further development before scale-up in pilot plant. We will focus on the following activities to address process scalability, safety and quality issues.

(1)	General:

●	Reproduce the chemistry with provided conditions to evaluate the original procedure.

●	Optimize reaction conditions to confirm/improve yield, reduce reagents stoichiometry if applicable.

●	Replace with milder reagents or feasible operations if the reaction or workup conditions are too harsh or have safety concerns or impractical in scale-up operations, such as drying with anhydrous Na2SO4 and concentrating the reaction mixture to dryness, etc.

●	Understand impurities with LCMS and reaction mechanism, or even NMR when needed, and study their purge effect for quality control. If a specified impurity is requested by client to be separated by Prep-HPLC and elucidate the structure, the corresponding cost will be covered by change order.

●	Try to remove column chromatography purification/isolation via crystallization or telescoping.

●	Carry out mass balance study for the reaction, workup and isolation.

●	Stress test of finalized reaction and workup condition to ensure the repeatability, robustness and reliability of the process.

●	Conduct safety evaluation for every step.

(2)	Step 1:

●	[***], team will develop analytical method to monitor it.

(3)	Step 2:

●	We will screen the solvent, base and reaction temperature.

(4)	Step 3:

●	We will screen the solvent and try to develop a robust process for the isolation.

(5)	step 4:

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●	This is a critical step because a robust process to produce API that meets the specifications with the desired form is essential. We suggest the client to conduct polymorph screen to seek the most desired form if it is required by drug development. Once the form is selected, we will arrange our dedicated crystallization team to develop the crystallization process that can be reproduced on scale. We will run 2-3 trials to repeat the results in polymorph screening report, if tremendous wok need to be conducted for the crystallization development, the cost will be charged by change order.

4.3.2	Analytical Support

(1)	In-process analytical support during process development and manufacturing

STA will provide analytical support throughout the process development, including the method development of IPC and isolated intermediates for each step, analyses of the R&D samples, the development of analytical methods for the starting materials and raw materials.

(2)	Final release methods development/validation

STA will develop assay/purity, residual solvents, sodium content, endotoxin, microbial limit test and elemental impurities methods. Forced degradation study (assess temperature, humidity, acid/base, oxidation, light) will be conducted so as to develop the stability-indicating method. STA will provide a method development report.

Phase appropriate validation will be conducted for assay/purity, residual solvents, sodium content, endotoxin, microbial limit test and elemental impurities methods to assure methods are suitable to support process development and for release- and stability-testing under cGMP conditions.

For other testing, STA generic methods will be used with proper evaluation.

(3)	Structure elucidation of reference standard

Test item : 1HNMR,13CNMR, 2D NMR, HR-MS, elemental analysis, UV, IR

(4)	Final product release [***]

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[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

4.3.3	Process Safety Assessment

We will conduct the process safety assessment and prepare a Safety Assessment Report. For every step, we will conduct theoretical desktop screening and initial thermal screening tests by DSC. If the reaction shows potential high safety risks, we will carry out additional reaction calorimetry measurements by C80, RC1 and gas evolution measurements.

4.3.4	Crystal Form Study*

(1)	Polymorph Screening and Selection Part 1: Polymorph screening

●	Characterization of starting material

○	XRPD, DSC, TGA, 1H-NMR (IC) and HPLC.

○	Approximate solubility in ~15 organic solvents at 25°C and 50°C.

●	Polymorph screening

○	Conduct ~100 screening experiments in various solvent systems and by using different crystallization methods including equilibration, temperature cycling, evaporation, cooling crystallization, anti-solvents addition and vapor diffusion.

●	Characterization and identification of potential new polymorphs

○	XRPD analysis for all obtained solids from polymorph screening; DSC/TGA analysis for solids with changed XRPD, 1H-NMR and KF analysis for potential hydrates and solvates.

○	Based on characterization results, identify new polymorphs and pseudo-polymorphs.

○	Identify relevant anhydrates and hydrates for further interrelationship investigation. Part 2: Interrelationship investigation

●	Prepare up to [***].

●	Conduct up to 30 competitive slurry, water activity and VT/VH-XRPD experiments to investigate interrelationships of up to 5 relevant polymorphs.

● Identify the most stable polymorph. Part 3: Evaluation of selected polymorph

●	Physicochemical characteristics

○	HPLC, XRPD, DSC, TGA, 1H-NMR (or IC), FT-IR and KF for hydrate.

●	Bulk stability

○	3 stress conditions (e.g. 25°C, 92%RH, 45°C, 70%RH and 60°C) at 1 time point. Determine chemical stability by HPLC and form change by XRPD.

●	Hygroscopicity

○	DVS test at 25°C. Determine form change by XRPD after DVS test.

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●	Morphology

○	Investigate morphology and particle size by SEM.

●	Mechanic property assessment

○	Conduct 1 grinding simulation experiment, 2 granulation simulation experiments and 2 to 3 compression experiments.

○	Evaluate potential form and crystallinity change by XRPD.

●	Final report

4.3.5	Manufacture

After development of the process and analytical methods as well as assessment of process safety, we will run # batch/batches per step to manufacture [***].

4.3.6	Qualification of Reference Standard

It is assumed, that approximately 30 g reference standard material in sufficient quality will be generated from either the lab development, crystallization development or a larger use-test. A de-novo synthesis of the reference standard is not included. The primary reference standard will be tested and released against the following tests:

Appearance,1HNMR or IR, assay, purity, water content, sodium content residual solvents, ROI and XRPD

4.3.7	ICH-compliant Stability Study

This work includes setup, packaging, testing and reporting on the stability data for one GMP lot. Standard ICH conditions will be run to include Long Term conditions (25°C/60%RH) and accelerated conditions (40°C/75%RH). STA will provide results per point in a tabular fashion.

GMP-Stability Study

Condition (°C/%RH)	Initial	1M	2M	3M	6M	9M	12M	18M	24M	36M
25°C/60% RH	Release Test	-	-	A	A	A	A	A	A	A
40°C/75% RH		A	A	A	A	-	-	-	-	-

A=Appearance, Assay and Related Substances, Water Content

* The initial time point will use the release data as long as the stability is initiated with 30 days of release. The cost is not included.

5.	Analytical Activities

The table below summarizes the cost breakdown for all the analytical activities listed in Analytical Support Section.

5kg

Analytical Activities
Analytical Activities
IPC Method Development and Process R&D Support
Method Development

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● Stability-indicating assay and purity ● Residual solvent by GC ● Sodium content ● Elements Impurity by ICP-MS (Elements ≥8) ● MLT(TAMC, TYMC) ● Endotoxin
Method Validation ● Related substance by HPLC/UPLC ● Residual solvents (6-9 solvents) by GC ● Sodium content ● Elemental impurities by ICP (Elements ≥8) ● MLT(TAMC, TYMC) ● Endotoxin
Qualification of Reference Standard
Confirmation of structure of reference standard
Consumables
Release Testing
Stability ● GMP-Stability Study

GMP-Stability Study

Time Point	Set Up	1M	2M	3M	6M	9M	12M	18M	24M	36M
Cost Breakdown(USD)	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	{***]
Price After Discount(USD)	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	{***]

6.	Project Execution

6.1	Project Timeline

A tentative high level project planning timeline is proposed in the table below. The planning in this timeline is based on resource availability at the time of writing. A more detailed timeline with key dates/milestones will be discussed with Edison Oncology Holding.

Activity	Duration (weeks)	2	4	6	8	10	12	14	16	18
RM procurement (for lab work)	2
Process R&Dã	9
Analytical Method Development	9
RM procurement (for production)	5
Polymorph Screening	6
Manufacturing	7
Testing and Release	2
Shipping	2

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6.2	Project Kick-off and Progress Reporting

Following proposal acceptance, a joint team kick-off meeting will be scheduled to review the technical assumptions of the proposal. The project scope will be reviewed in detail, and the proposal revised, if necessary.

Progress on this project is reported to Edison Oncology Holding as part of regularly-scheduled project team meetings (frequency to be determined at project initiation). STA will also provide weekly updates of project progress in English. Updates will include summaries of the research performed, interpretations of data, manufacturing status, and a plan for future work.

6.3	Edison Oncology Holding Responsibilities

The successful execution of this project requires the cooperation and coordination of the STA and Edison Oncology Holding project teams for the duration of the project and with emphasis at key points within the project timeline. The project timeline requires that the following timeframes be supported by the Edison Oncology Holding project team in order to assure timely completion:

●	Provide required document approvals within 5 working days.
●	Provide analytical methods documentation within 3 days of project initiation
●	Provide reference materials (intermediates, API and its known impurity markers) if possible
●	Provide starting material (API) for salt screening and selection, polymorph screening and selection.
●	Provide further technical information, if available (e.g. final re-crystallization procedure, rework procedures, DOE information, etc.)
●	Provide MSDS data sheet which includes Operator Exposure Levels(OEL) for API (or project target molecule) and isolated intermediate(s) supplied by the provider
●	Provide any known or suspected safety handing information, stability information and storage conditions about the API or any isolated (or potentially isolated) intermediate(s) that will be prepared in accordance with the project request.

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The client (“Client”) and STA Pharmaceutical Hong Kong Limited (“Provider”) have prepared a quote or similar document that describes pricing and technical terms for a project (the “Order”). The Order and these Standard Terms constitute the agreement between Client and Provider for the project (the “Agreement”). Each of Client or Provider will be referred to individually as a “Party” and collectively as the “Parties.”

1.	DEFINITIONS

1.1 “Affiliate” of a Person means any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, the Person.

1.2 “Applicable Law” means any statute, law, regulation, ordinance, rule, standard, guideline, decree, order, policy or directive relevant to the activities performed under this Agreement or otherwise applicable to the Parties, including, but not limited to, applicable cGMP issued by the relevant regulatory authority.

1.3 “Confidential Information” of a Party (the “Disclosing Party”) means all information and materials disclosed by or on behalf of one Party to the other party (the “Receiving Party”) or its Related Persons (as defined below) in connection with the Agreement, either directly or indirectly, formally or informally, whether in tangible, electronic, oral or written form, or by inspection or observation of tangible objects, including, without limitation, commercial, contractual or financial information, know-how, designs, drawings, reports, technical specifications, pricing information, marketing information, inventions and ideas, materials, notes, summaries, formulas, processes, prototypes, developments, photographs, plans, sketches, diagrams, models, specifications, samples, studies, findings, financial models, and listings, and that are that is reasonably considered to be confidential. The Confidential Information of both Parties includes the existence, terms and objectives of the Agreement, and the nature of any dispute and the outcome of any arbitration proceedings arising out of or in connection with the Agreement.

1.4 “Control” over a Person means (a) owning 50% or more of the voting securities or other ownership interests of the Person or (b) having the power to direct the management or policies of the Person.

1.5 “Intellectual Property” means any intellectual or industrial property, including, without limitation, patents, trademarks, trade names, brands, service marks, domain names, copyrights, designs, utility models, know-how, Confidential Information, trade secrets, and computer software programs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

1.6 “Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization.

1.7 “Services” means the pharmaceutical research, development and manufacturing services, excluding certain pharmaceutical process development and manufacturing services of oligonucleotide products, to be performed by Provider and/or its Affiliate(s) pursuant to this Standard Terms or an Order.

2.	SERVICES

2.1 Order. Provider shall provide Services to Client pursuant to the Order. If there is a contradiction between a provision of these Standard Terms and the Order, then the provision will take precedence unless the Order specifically states that it takes precedence over the provision.

2.2 Affiliates. Provider may delegate or subcontract all or part of the Services to any or more of its Affiliates under Provider’s sole discretion without any prior approval of the Client. If the Services are provided by an Affiliate, such Affiliate shall be bound by these Standard Terms. The Parties shall be liable for any breach of this quotation committed by its Affiliate.

3.	SERVICE FEE; PAYMENT

3.1	Service Fee. Client shall pay Provider a service fee in the amount and manner provided in the Order (the “Service Fee”).

3.2 Expenses. Client shall reimburse Provider for reasonable expenses that are (a) authorized by Client, (b) described in the Order, or (c) described in these Standard Terms, including Sections 4.4, 5.1, 5.2, 5.3, 7.1(b), 9.3 and 12.

3.3 Milestones. If the Order includes a payment for completion of a project stage or other kind of milestone, then Provider shall notify Client promptly after the milestone is achieved. Client will be deemed to have agreed that the milestone was achieved unless it notifies Provider otherwise within ten business days. Each milestone payment is designed to reflect fair value of the corresponding Services, and is not dependent on any other milestone unless otherwise specified in the Order.

3.4 Invoice and Payment. Provider shall invoice the Client in accordance with the milestones in accordance with applicable Order [or, Exhibit A, Exhibit B]1. Client shall pay each of Provider’s invoices of any upfront payment immediately upon receipt of invoice and each of Provider’s other invoices within 30 days of receipt of invoice, by wire transfer to the account designated by Provider. Payment must be made without set-off or other deduction of any nature. The Service Fee is exclusive of, and Client shall pay, any applicable taxes (other than taxes on Provider’s income) and other fees of any nature imposed by or under the authority of any government authority.

3.5 Payment Instructions. Payment Instructions. Unless an invoice provides otherwise, Client shall pay the invoice in USD by wire transfer to the account listed below: [***]

3.6 No Clawbacks. Service Fee and other payments under this Section are non-cancelable and non-refundable.

1 Note: If the document incorporating this Standard Term does not have the invoice/payment milestones arrangement as set in the Order, please use the wording in the bracket and add the invoice/payment milestones as Exhibit A or Exhibit B, as applicable, at the end of this Standard Term.

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3.7 Payment Default. In the event of an overdue payment (a “Payment Default”),(a) interest of 0.33‰ will be accrued daily (12% per annum) of the overdue payment as of the date of the Payment Default and (b) Provider may suspend the provision of the Services until the Payment Default is rectified by Client. If the Payment Default is not rectified within 30 days, then it will be deemed an incurable material breach, and Provider may terminate the Agreement pursuant to Section 11.1(b).

4.	PROVISION OF SERVICES

4.1	Specifications. Provider shall provide the Services in accordance with the specifications of the Order.

4.2	Qualifications. Provider shall ensure that the Persons that provide the Services (the “Personnel”) (a) have the appropriate skills, training and experience and (b) are bound by confidentiality obligations consistent with the applicable terms of the Agreement.

4.3	Compliance. Provider shall provide the Services in compliance with Applicable Law and applicable GxP in all material respects.

4.4 On-Site Monitoring. Representatives of Client may, upon reasonable notice and at times reasonably acceptable to Provider, visit the facilities where the Services are provided and consult informally during such visits with appropriate Personnel in order to monitor the Services. The representatives will be bound by rules applicable to the facilities and may, at the reasonable discretion of Provider, be prohibited from entering or only given limited access to certain areas within the facilities. Provider may require that Client or the representatives execute an agreement that regulates the representatives’ conduct during their visit. Client shall be responsible for all expenses incurred in connection with such visits.

4.5 Safety. Client shall provide Provider with Client Materials and accurate information necessary for the performance of the Services in a timely manner and shall promptly and clearly inform Provider of the hazardous characteristics of such materials (the “Hazardous Information”) known to Client including but not limited to high potency, allergenicity, reproductive toxicity, cytotoxicity, genotoxicity, flammability and explosive characteristic of such Client Material. Client shall also provide Provider with complete supporting documentation of the Hazardous Information in Client’s possession (such as a safety data sheet (the “SDS”), toxicology reports issues by authoritative third parties, internal toxicology evaluation reports and other supporting documents). If the aforesaid Hazardous Information changes during the performance of the Services, Client shall promptly and accurately inform Provider of such changes and provide relevant information and supporting documentation thereof.

5.	SOURCING OF MATERIAL

5.1 Materials. Provider shall, at Client’s expense or as otherwise specified in the Order, purchase all materials necessary for the Services (the “Materials”). If a Material is not commercially available, then Client may elect to (a) supply the Material to Provider or (b) amend the Order to permit the use of a commercially available substitute.

5.2 Client Materials. If a Material is to be supplied by Client (a “Client Material”), then Client shall provide the Client Material at its expense in a timely manner and provide accurate information as may be required by Provider or Applicable Law concerning the stability, storage and safety requirements of Client Materials, target molecules, and any isolated or potentially isolated intermediates pursuant to Section 4.5. Provider shall ensure that the Client Material will be (a) used solely for the purpose of providing the Services, (b) only distributed to Personnel on a need-to-know basis for the provision of the Services and (c) preserved and protected in a manner consistent with the specifications of the Order and any relevant standard operating procedures or other instructions provided by Client.

5.3 Unused Client Materials and Other Materials. Provider shall, at Client’s option and expense, return, destroy or otherwise dispose of unused Client Materials promptly after the earlier of (a) completion of the Services for which the Client Materials were provided, (b) termination of the Agreement, or (b) receipt of written instructions from Client pertaining to their disposition. Provider may dispose of other unused Materials at its sole discretion.

6.	RECORDS

6.1 Storage. All materials, data and documentation obtained or generated by Provider in the course of providing the Services, including all computerized records and files (“Records”), will be maintained in a secure area in accordance with industry standards. The Records are the sole and exclusive property of Client.

6.2 Retention. Upon termination of the Agreement, Provider shall, at Client’s option, (a) destroy the Records, (b) deliver the Records to Client, or (c) retain the Records for three years and then destroy them. If the Records are to be destroyed, then Provider shall give 30-days’ written notice to Client, and Client may elect during the 30-day period to have the Records transferred to it. Notwithstanding the foregoing, the Records may be retained as required by Applicable Law or as otherwise necessary for regulatory or insurance purposes.

7.	INTELLECTUAL PROPERTY

7.1 Ownership. (a) Except as otherwise provided in the Standard Terms, (i) Provider has no rights in any Intellectual Property that is owned by or licensed to Client or any of its Affiliates (“Client IP”) and (ii) Client has no rights in any Intellectual Property that is owned by or licensed to Provider or any of its Affiliates (“Provider IP”). (b) Provider shall ensure that each of the Personnel vests in Provider any and all rights that such Person might otherwise have in the Intellectual Property created or developed in connection with the provision of the Services (“Project IP”). Provider hereby assigns and shall assign all right, title and interest in Project IP to Client. Client will, at its expense, have sole control of filing and prosecuting applications for, and maintenance and enforcement of, patents for Project IP. Provider shall, at Client’s expense, use reasonable efforts to assist Client to obtain, maintain and enforce the patents. Client shall promptly notify Provider of any patents granted for Project IP. Provider is responsible for all payments to be made to Personnel in accordance with Applicable Law requiring remuneration for inventions. (c) Notwithstanding the foregoing, Intellectual Property created or developed in connection with the provision of the Services that is derivative of Provider IP or that relates to manufacturing processes developed at Provider’s expense (“Manufacturing Improvements”) or experimental methods is Provider IP and not Project IP.

7.2 Licenses. (a) Client hereby grants, and shall ensure that each applicable Affiliate will promptly grant, to Provider and its Affiliates the limited right to use Client IP and Project IP for the purpose of providing the Services. (b) Provider hereby grants, and shall ensure that each applicable Affiliate will promptly grant, to Client and its Affiliates the limited right to use Provider IP for the purpose of using Project IP. Provider may, at its discretion, grant to Client the right to use Manufacturing Improvements under mutually satisfactory terms to be negotiated.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Mutual. Each Party represents and warrants that (a) it validly exists under the laws of the jurisdiction in which it was organized, (b) it has the full power, right and authority to execute and deliver the Agreement and to perform its obligations under the Agreement, (c) the Agreement once executed will constitute a legal, valid and binding agreement enforceable against it and (d) its performance of the Agreement will not conflict with any obligations it may have to any other Person.

8.2 Infringement. Each Party represents and warrants that, to the best of its knowledge, the Services will not infringe the Intellectual Property rights of any third party.

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8.3 Debarment. Provider represents and warrants that neither it nor any of the Personnel has been debarred, or, to the best of its knowledge, is under consideration for debarment, by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company pursuant to the Generic Drug Enforcement Act of 1992 or any other governmental authority pursuant to analogous laws.

8.4 Compliance with Law. Each Party (a) represents and warrants that neither it nor any of its Affiliates violated any Applicable Law in connection with actions leading up to entry into the Agreement and (b) shall, and shall ensure that each applicable Affiliate will, comply with all Applicable Law in connection with performance of the Agreement. Each Party shall immediately notify the other Party upon becoming aware of a breach of this Section. Breach of this Section with respect to the U.S. Foreign Corrupt Practices Act or any other anti-bribery law will be deemed an incurable material breach for purposes of Section 11.1(b).

9.	INDEMNIFICATION; LIMITATION ON LIABILITY; INSURANCE

9.1 Third Party Claims. Each Party shall defend, indemnify and hold the other Party and its Affiliates and its and their directors, officers, employees, agents and consultants and legal, financial, accounting and other advisors (“Related Persons”) harmless from and against any and all liabilities and damages (including reasonable attorneys’ fees) (“Losses”) resulting from any third party claims, demands, suits or proceedings (“Claims”) to the extent arising out of or relating to (a) in the case that Provider is the indemnifying party, its performance of the Services, (b) in the case that Client is the indemnifying party, its use of Project IP or deliverables produced under the Agreement, (c) a material breach of the Agreement by the indemnifying party, (d) a material violation of Applicable Law by the indemnifying party or any of its Related Persons or (e) the negligence, recklessness or willful misconduct of the indemnifying party or any of its Related Persons during the course of activities carried out in connection with the Agreement. The indemnification obligations set forth in this Section 8.1 do not apply to the extent that the Loss arises in whole or in part from the negligence, recklessness or willful misconduct of the indemnified party or any of its Related Persons.

9.2 Intellectual Property Claims. Client shall defend, indemnify and hold Provider and its Related Persons harmless from and against Losses resulting from Claims arising out of or related to infringement of any Intellectual Property rights in connection with the Services other than Claims that are solely based on Provider IP independent of the Services. Provider shall defend, indemnify and hold Client and its Related Persons harmless from and against Losses resulting from Claims arising out of or related to infringement of any Intellectual Property rights in connection with the Services and that are solely based on Provider IP independent of the Services.

9.3 Defense. Each Party shall notify the other Party promptly upon learning of a Claim that is subject to indemnification pursuant to Section 9.1 or 9.2. The indemnifying party may control, at its own expense, the defense of the Claim in good faith with counsel of its choice as long as such counsel is reasonably acceptable to the indemnified party. The indemnified party shall use reasonable efforts to cooperate in the defense and may participate at its own expense using its own counsel. No compromise or settlement of any Claim may be made by the indemnifying party without the indemnified party’s written consent unless (a) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, (b) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (c) the indemnified party’s rights under the Agreement are not adversely affected.

9.4 Limitations on Liability. Except for Losses arising from breach of confidentiality obligations or from a Party’s gross negligence or willful misconduct: (a) neither Party will be liable to the other Party for breach-of-contract damages that (i) the breaching party could not reasonably have foreseen on entry into the Agreement or (ii) result from special circumstances of the non-breaching party; (b) Provider’s maximum aggregate total liability in connection with the Agreement will not exceed the total payments received under the Agreement; and (c) Subject to the limitations set forth in this Section 9.4, in the event that the Provider commits a breach of the warranty set forth in Section 4.1 above, Provider’s sole liability, and Client’s sole remedy shall be for Provider to conform, at Provider’s cost and expense, the affected work or portion of the research affected by the breach to the relevant specification.

9.5 Insurance. Each Party shall ensure that insurance coverage is carried and maintained with a financially sound and reputable insurer against loss from such risks and in such amounts as is sufficient to support its obligations under the Agreement. Each Party shall provide a copy of the applicable insurance policy if requested by the other Party.

10.	CONFIDENTIALITY AND PUBLICITY

10.1 Confidentiality. Subject to Section 10.2, during the term of the Agreement and for five years thereafter, the Receiving Party shall, and shall ensure that its Related Persons will, (a) maintain the Confidential Information in confidence, (b) not use the Confidential Information other than in connection with the Agreement and (c) not disclose the Confidential Information to any third party other than (i) those of its Related Persons that have a need to know the Confidential Information in connection with the Services and are obligated to maintain the Confidential Information in confidence and (ii) to the extent required by applicable law or reasonably necessary to prosecute or defend litigation or arbitration, and, in either case, only after the Receiving Party gives the Disclosing Party reasonable advance notice of such disclosure and uses reasonable efforts to secure confidential treatment of the Confidential Information. Notwithstanding the foregoing, the existence of the Agreement and its non-technical terms may be disclosed confidentially in connection with a potential financing or acquisition.

10.2 Exceptions to Confidentiality. The obligations of Section 10.1 do not apply to Confidential Information if (a) the Confidential Information is public knowledge or becomes public knowledge after disclosure through no fault of the Receiving Party or any of its Related Persons, (b) the Confidential Information can be shown by the Receiving Party to have been in its or any of its Related Persons’ possession prior to disclosure,

(c) the Confidential Information was received from a third party that was not obligated to the Disclosing Party or any of its Related Persons to maintain the Confidential Information in confidence, or (d) the Receiving Party can show that equivalent information was developed independently by the Receiving Party or any of its Related Persons without recourse to the Confidential Information.

10.3 Return of Confidential Information. Upon termination of the Agreement, and if requested in writing by the Disclosing Party within 30 days thereafter, the Receiving Party shall cause all Confidential Information to be promptly destroyed or returned to the Disclosing Party; provided, however, that (a) the Receiving Party may retain a single secure copy of any Confidential Information for legal archival purposes and

(b) electronic back-up files that have been created by routine archiving and back-up procedures need not be deleted.

10.4 Publicity. Each Party shall not, and shall ensure that its Related Persons will not, use the name, symbols or marks of the other Party or any of its Affiliates in any advertising or publicity material or make any form of representation or statement that would constitute an express or implied endorsement by the other Party or any of its Affiliates of any commercial product or service without the other Party’s or Affiliate’s prior written consent.

11.	TERM AND TERMINATION

11.1 Agreement. The term of the Agreement commences on the date hereof and will terminate upon completion of the Services. Notwithstanding the foregoing, either Party may terminate the Agreement:(a) at any time with three months’ advance notice to the other Party; or (b) immediately upon notice to the other Party if (i) a material breach of the Agreement by the other Party remains uncured 30 days after

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11.2 Survival. Upon termination of the Agreement, all outstanding rights and obligations between the Parties arising out of or in connection with the Agreement will immediately terminate, other than any obligations that (a) matured prior to the effective date of the termination or (b) by their nature are intended to survive.

11.3 Termination Fee. If whole or portion of Services (“Canceled Service”) of the Agreement is terminated, then Client shall pay Provider for the Services rendered and all non-cancelable obligations in connection with the Services. If the Canceled Services do not cover manufacturing services and are terminated by Provider due to Client’s material breach, then Provider may charge Client a termination fee equal to 25% of the remaining value of the Agreement as non-exclusive liquidated damages in connection with the redeployment of reserved personnel and production capacity. If the Canceled Services cover manufacturing services and are terminated for reasons other than Provider’s negligence, Service Provider may charge Client a termination fee which is assessed as set forth in the table below. [***]

12.	SHIPPING

12.1 All materials to be provided by Provider to Client will be delivered FCA (carrier named by Client) (Incoterms 2010), including deliverables produced under the Agreement, returned Client Materials, returned Records and returned Confidential Information. For the avoidance of doubt, FCA (carrier named by Client) means Provider is responsible for handing over the materials, cleared for export, to a carrier named by Client. Client assumes risk at hand over and pays all costs.

12.2 All materials to be provided by Client to Provider will be delivered DDP (site designated by Provider) (Incoterms 2010), including Materials provided by Client and Client Materials. For the avoidance of doubt, DDP (site designated by Provider) means Client is responsible for delivery to and unloading at the site designated by Provider and pays all costs including import duties and taxes.

13.	MISCELLANEOUS

13.1 Force majeure. Neither Party shall be liable for non-fulfilment of its obligations under the Agreement if such non-fulfilment is due to an occurrence of force majeure. Each Party shall use reasonable efforts to mitigate adverse consequences.

13.2 Assignment. The Agreement may not be assigned by a Party without the prior written consent of the other Party; provided, however, that a Party may assign the Agreement to an Affiliate with a net worth or insurance commensurate with the obligations to be assumed. Any purported assignment in violation of this Section is void.

13.3 Notices. All notices, requests, demands and other communications required under the Agreement must be in writing and will be deemed to have been given or made and sufficient in all respects when delivered by reputable international courier to the following addresses: (a) if to Client, then to the address provided in the Order and (b) if to Provider, then to STA Pharmaceutical Hong Kong Limited, Unit C, 20/F., OfficePlus @ Mong Kok,

No. 998 Canton Road, Kowloon, Hong Kong, with a copy to Shanghai SynTheAll Pharmaceutical Co., Ltd. 9 Yuegong Road, Jinshan District, Shanghai, China 201507, attention: Minzhang Chen, telephone: +86 21 6725 6015.

13.4 Independent Contractor. The parties are independent contractors, and nothing contained in the Agreement may be deemed or construed to create a partnership, joint venture, employment, franchise, agency, fiduciary or other relationship between the parties.

13.5 Non-Solicitation. During the term of the Agreement and for one year thereafter, Client shall not induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Provider or any of its Affiliates to leave his or her employment or business association.

13.6 Governing Law. The laws of Hong Kong, without giving effect to principles of conflict of laws, govern all matters relating to the Agreement.

13.7 Arbitration. The parties shall engage in good faith consultation to resolve any dispute, controversy, or claim arising out of, relating to, or in connection with the Agreement, including with respect to its formation, applicability, breach, termination, validity or enforceability. Such consultation will begin immediately after one party has delivered to the other party a request for consultation. If the dispute, controversy, or claim cannot be resolved within 30 days following the date on which the request for consultation is delivered, then it will be finally settled by arbitration. The arbitration will be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) for arbitration to be conducted in accordance with the Arbitration Rules of HKIAC in effect at the time of submission. The place of arbitration will be Hong Kong. The official language of the arbitration will be English. The tribunal will consist of one arbitrator to be appointed by HKIAC. The arbitration proceedings will be confidential, and the arbitrator may issue appropriate protective orders to safeguard each party’s Confidential Information. During the course of arbitration, the parties shall continue to implement the terms of the Agreement. The arbitral award will be in writing, state the reasons for the award, and be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof over the relevant party or its assets. Notwithstanding the foregoing, each party has the right to institute an action in a court of proper jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator.

13.8 Entire Agreement; Non-Reliance. The Agreement contains the entire agreement between the parties with respect to the subject matter of the Agreement. Prior agreements are hereby superseded. For the avoidance of doubt, prior confidentiality obligations are superseded to the extent that they cover Confidential Information. Each party disclaims that it is relying on any representations or warranties other than those set forth in the Agreement, and irrevocably waives any rights that it might otherwise have to extra-contractual remedies, including claims in tort relating to communications outside of the Agreement.

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13.9 Amendment. No modification or waiver of any term of the Agreement or any other form of amendment to the Agreement will be binding unless made expressly in writing and signed by both parties.

13.10	No Third Party Beneficiaries. The provisions of the Agreement are for the sole benefit of the parties.

13.11 Waiver. The waiver by either party of any breach of any term of the Agreement will not constitute a waiver of any other breach of the same or any other term. Failure or delay on the part of either party to fully exercise any right under the Agreement will not constitute a waiver or otherwise affect in any way the same or any other right.

13.12 Severability. If any provision in the Agreement is held to be invalid, illegal or unenforceable in any respect, then (a) the provision will be replaced by a valid and enforceable provision that achieves as far as possible the intention of the parties and (b) all other provisions of the Agreement will remain in full force and effect as if the original Agreement had been executed without the invalidated, illegal or unenforceable provision.

[***]

[Exhibit B—Service Fee Terms]

1. Service Fee. The Service Fee may be charged in accordance with a Lump-Sum Pricing (as defined below) structure or an FTE Pricing (as defined below) structure, and the Order may have one or more pricing structures applicable to one or more phases or items.

2. Lump-Sum Pricing. The Service Fee for the lump-sum pricing structure is a fixed amount based on the estimated cost of the Services. The actual cost may differ from the estimated cost.

3.	FTE Pricing

3.1 [***]

3.2 [***]

3.3 At any time, each Party to the Order may propose a change in the number or allocation of FTEs. The Parties shall negotiate in good faith with the aim of identifying a mutually acceptable amendment of the Order in writing.

3.4	At calendar year end, each Party to the Order may propose a prospective adjustment of the FTE annual rates to reflect changes in pricing factors including foreign exchange fluctuation, cost reductions and efficiency increases, inflation or deflation and changes in the price of raw materials. The Parties shall negotiate in good faith with the aim of identifying a mutually acceptable amendment of the Order in writing.

3.5	If the USD-CNY Middle Exchange Rate issued by People’s Bank of China (the “USD/CNY Middle Rate”) changes more than 5% from the rate in effect on the effective date of the Order (the “Effective Date Rate”) that would cause the Provider to receive less Service Fee, if converted into CNY, than that under the situation where there is no such change, then Provider may prospectively adjust the FTE annual rates to realize the same amount of CNY as if the Effective Date Rate was used in calculating the Service Fee. Furthermore, if there is any subsequent change of more than 5% of the USD/CNY Middle Rate after such initial adjustment, calculated with the USD/CNY Middle Rate on the date of the most recent adjustment as benchmark, Provider may re-adjust the FTE annual rates at the end of the month of such change of USD/CNY Middle Rate, to realize the same amount of CNY as if the Effective Date Rate was used in calculating the Service Fee.

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